                                  EXHIBIT D-6

                           PUBLIC SERVICE COMMISSION
                                OF WEST VIRGINIA
                                  CHARLESTON


                          Entered: December 12, 1996


CASE NO> 96-1344-E-PC

MONONGAHELA POWER COMPANY, doing business as ALLEGHENY POWER and THE POTOMAC EDISON
COMPANY, doing business as ALLEGHENY
POWER
      Petition for consent and approval to
      allow the petitioners to enter into
      new service agreements among its
      affiliated companies.

                             RECOMMENDED DECISION

      On October 30, 1996, Monongahela Power Company and The Potomac Edison Company, doing business as Allegheny Power (Petitioners), filed a joint petition, pursuant to West Virginia Code Sec. 24-2-12, seeking Commission consent and approval to amend and enter into new Service Agreements among its affiliated companies. Specifically, the Petitioners requested that the Commission grant its consent to and approval of: (1) the amendment of the existing Service Agreements by and between Monongahela Power Company and Allegheny Power Service Corporation and The Potomac Edison Company and Allegheny Power Service Corporation and (2) the entry into a new
Service Agreement between Monongahela Power Company, The
Potomac Edison Company and West Penn Power Company.

      On November 22, 1996, Staff Attorney Caryn Watson Short filed an Initial and Final Joint Staff Memorandum. A Utilities Division Final Staff Recommendation dated November 12, 1996, from Thomas D. Sprinkle, Senior Utilities Analyst, Energy Section, Utilities Division, was attached thereto. Both of these Memoranda recommended that the petition be approved, provided however, that such approval be made without approving the terms and conditions of the agreements for ratemaking purposes.

      By Order dated December 3, 1996, the Commission referred this matter to the Division of Administrative Law Judges for disposition and ordered that an Administrative Law Judge's decision be rendered on or before February 7, 1997.

                               FINDINGS OF FACT

      1. On October 30, 1996, Monongahela Power Company and The Potomac Edison Company, both doing business as Allegheny Power, filed a joint petition seeking Commission consent and approval to amend and enter into new Service Agreements with affiliated companies. (See, October 30, 1996 filing).

      2. Commission Staff recommended that the petition be approved. (See, Initial and Final Joint Staff Memorandum and attachment filed November 22, 1996).

                               CONCLUSION OF LAW

      Upon consideration of the above, the undersigned
Administrative Law Judge is of the opinion that the joint petition filed by Monongahela Power Company and The Potomac
Edison Company, both doing business as Allegheny Power, should be approved.

                                     ORDER

      IT IS, THEREFORE, ORDERED that the joint petition filed herein on October 30, 1996, by Monongahela Power Company and The Potomac Edison Company, seeking Commission consent and approval to amend previous, and enter into new, Service Agreements with affiliated companies, be, and hereby is, granted, without specifically approving the terms and conditions of said Service Agreements for ratemaking purposes.

      IT IS FURTHER ORDERED that this matter be, and hereby is, removed from the Commission's docket of open cases.

      The Executive Secretary is hereby ordered to serve a copy of this order upon the Commission by hand delivery, and upon all parties of record by United States Certified Mail, return receipt requested.

      Leave is hereby granted to the parties to file written exceptions supported by a brief with the Executive Secretary of the Commission within fifteen (15) days of the date this order is mailed. If exceptions are filed, the parties filing exceptions shall certify to the Executive Secretary that all parties of record have been served said exceptions.

      If no exceptions are so filed this order shall become the order of the Commission, without further action or order, five
(5) days following the expiration of the aforesaid fifteen (15) day time period, unless it is ordered stayed or postponed by the Commission.

      Any party may request waiver of the right to file exceptions to an Administrative Law Judge's Order by filing an appropriate petition in writing with the Secretary. No such waiver will be effective until approved by order of the Commission, nor shall any such waiver operate to make any Administrative Law Judge's Order or Decision the order of the Commission sooner than five (5) days after approval of such waiver by the Commission.


                                                  /s/
                                          Melissa K. Marland
                                    Chief Administrative Law Judge



U:\LEGAL\KMITCH2\WPFILES\96-1344.ORD